Exhibit 10.10

AMENDMENT TO EMPLOYMENT AGREEMENT

AGREEMENT made as of January 25, 2013 by and between Ace Marketing & Promotions, Inc., a New York corporation, having an office at 600 Old Country Road, Suite 541, Garden City, NY 11530 (the “Company”) and Michael D. Trepeta, also having an office at 600 Old Country Road, Suite 541, Garden City, NY 11530 (“Trepeta”).

W I T N E S S E T H:

WHEREAS, the Company entered into an agreement on or about March 1, 2005 (the “Employment Agreement”) to retain the services of Trepeta as an executive officer of the Company for a term of three years with an automatic provision to extend the contract for an additional two years unless Trepeta gives 60 days prior written notice of his intention not to renew the agreement prior to the end of the initial term; and

WHEREAS, on August 22, 2007, the Board of Directors approved a three-year extension of Trepeta’s Employment Agreement with an expiration date of February 28, 2011 and approved the following:

•	Continuation of current annual salary with scheduled salary increases of $24,000 per annum to occur on every anniversary date of the contract and extension thereof commencing on March 1, 2008;

•	A signing bonus of options to purchase 150,000 shares granted to each executive which is fully vested at the date of grant and exercisable at $1.20 per share through August 22, 2017;

•	Ten-year options to purchase 50,000 shares of Common Stock to be granted at fair market value on each anniversary date of the contract and extension thereof commencing March 1, 2008; and

•	Termination pay of one-year base salary based upon the scheduled annual salary of each executive officer for the next contract year, plus the amount of bonuses paid (or entitled to be paid) to the executive for the current fiscal year or the preceding fiscal year, whichever is higher;

and

WHEREAS, on September 21, 2007, the Company and Trepeta entered into an amendment to the Employment Agreement in accordance with the Board of Director’s resolutions of August 22, 2007; and

WHEREAS, on April 7, 2010, the Board of Directors approved and Trepeta entered into an amendment to his Employment Agreement extending the expiration date of his Employment Agreement through March 1, 2015 as well as the following additional provisions:

•	Continuation of his annual salary and scheduled salary increases;
•	Signing bonus of stock options to purchase 200,000 shares, exercisable at $.50 per share through April 7, 2020
•	10-year stock options to purchase 100,000 shares of common stock to be granted to Trepeta at fair market value on each anniversary date of the contract and extension thereof commencing March 1, 2011; and
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•	termination pay of one year base salary based upon the scheduled annual salary of Trepeta for the next contract year plus the amount of bonuses paid or entitled to be paid to the him for the current fiscal year or the preceding fiscal year, whichever is higher. In the event of termination, Trepeta will continue to receive all benefits included in the Employment Agreement through the scheduled expiration date of said Employment Agreement prior to the acceleration of the termination date thereof.

and

WHEREAS, on February 29, 2012, the Board approved Trepeta serving as Co-Chief Executive Officer of the Company for the duration of his Employment Agreement; and

WHEREAS, on July 23, 2012, the Board approved and on January 25, 2013, the Board elected to implement an amendment to Trepeta’s Employment Agreement so that Trepeta’s Employment Agreement shall then expire on February 28, 2017 and on each March 1st anniversary commencing March 1, 2013, Trepeta’s Employment Agreement shall be extended for an additional one year, unless notice of termination of the Employment Agreement has been provided by either the Company or Trepeta on or before December 30th of the prior year, it being understood that in the event of termination by the Company, Trepeta will be entitled to all salary and other benefits through the then expiration date of his ‘Employment Agreement plus one-year termination pay as per his amended agreement of April 7, 2010; and

WHEREAS, the parties desire to make all modifications necessary to Trepeta’s Employment Agreement to reflect the foregoing amendments.

NOW, THEREFORE, it is agreed as follows:

I.	Sections 1 and 2 of Trepeta’s Employment Agreement shall be amended to read as follows:

“1. Employment

Trepeta hereby agrees to be employed by Company as the Co-Chief Executive Officer of Company, and Trepeta hereby agrees to render his services as Company’s Co-Chief Executive Officer for the Term (as hereinafter defined), all subject to and on the terms and conditions herein set forth.

2. Duties and Responsibilities of Trepeta

(a) Trepeta will be the Co-Chief Executive Officer of Company, subject to the other provisions of this Section 2. Although Trepeta shall be required to travel from time to time, Trepeta’s primary office shall be based in Valley Stream, New York City or the surrounding area. Trepeta shall not be required to relocate from the New York City metropolitan area without Trepeta’s prior written consent, which consent may be withheld by Trepeta in his absolute discretion.

(b) Trepeta shall be elected to the Board of Directors of the Company (the “Board”) and during the Term shall be nominated for re-election to the Board.

(c) During the term of this Agreement, Trepeta will exercise such authority, perform such executive duties and functions and discharge such responsibilities as he deems appropriate as are customarily vested in an officer of a public company with said title, including, authority with respect to among other matters, purchasing, pricing, sales and the hiring, compensating and discharging of employees, financing arrangements, all subject to the overall authority of the Board of Directors of the Company consistent with the By-Laws of the Company. As such, Trepeta shall be primarily responsible for the direction and management of the current and future affairs and business of the Company. Trepeta shall use his best efforts to maintain and enhance the business and reputation of Company and shall perform such other duties commensurate with his position as may, from time to time, be designated to Trepeta by the Board.”

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II.	Section 4(a) of Trepeta’s Employment Agreement is amended to read as follows:

“(a) In consideration for Trepeta’s services to be performed under this Agreement and as compensation therefor, Company shall pay to Trepeta, commencing as of the date set forth above, in addition to all other benefits provided for in this Agreement, a base salary at the rate of Twenty-Six Thousand ($26,000) Dollars per month, (the “Trepeta Base Salary”) which Trepeta Base Salary will be increased in accordance with the provisions set forth in Section 6 and may be further increased in the sole discretion of the Board. All payments of Trepeta Base Salary shall be payable monthly or otherwise in accordance with Company’s policies.”

III.	Section 6 of Trepeta’s Employment Agreement is amended to read as follows:

“(a) On March 1st of each year under this Agreement commencing March 1, 2013, Trepeta shall be entitled to automatically receive (i) an increase of $2,000 in his Trepeta Base Salary and (ii) fully vested 10-year non-statutory options to purchase 100,000 shares of Common Stock at an exercise price equal to 100% of fair market value of the Company’s Common Stock based upon the closing sales price as of the close of business on the last business day of February immediately preceding the date of grant. Trepeta shall be also entitled to Company paid disability insurance and term life insurance for the benefit of his family in an amount to be fixed by the Board of Directors of the Company at a cost not to exceed $10,000 per annum.

(b) In the event Trepeta’s Employment Agreement is terminated by the Company other than for cause pursuant to Section 9(a) or due to disability as set forth in Section 9(b) herein, Trepeta shall be entitled to receive termination pay of one-year base salary based upon his scheduled annual salary for the next contract year (i.e. 12 multiplied by the Trepeta Base Salary) plus the amount of bonuses paid or entitled to be paid to him for the current fiscal year or the preceding fiscal year, whichever is higher. The termination pay shall be paid immediately upon his termination. Also, in the event of termination by the Company other than pursuant to Section 9(a) or 9(b) herein, Trepeta will continue to receive all salary and benefits through the scheduled expiration date of his Employment Agreement prior to the acceleration of the termination date.”

IV.	Section 7 is amended in its entirety to read as follows:

“The term of Trepeta’s employment hereunder shall expire February 28, 2017. On March 1st of each calendar year commencing March 1, 2013, the Employment Agreement shall be automatically renewed for an additional one year, unless the Employment Agreement is terminated prior thereto in accordance with Section 9 hereof on or before December 30th of the prior calendar year. In the event of termination of Trepeta without cause, Trepeta shall be entitled to all compensation and benefits in accordance with the provisions of Section 6(b) herein.”

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V. The Employment Agreement of March 1, 2005, as amended herein, shall constitute the entire agreement between Trepeta and the Company. All signing bonuses issued in 2007 and 2010 in the form of the grant of options shall be retained by Trepeta. This agreement may only be amended in writing and executed by both parties. All other provisions of the Employment Agreement of March 1, 2005 remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed as of the date first above written.

ACE MARKETING & PROMOTIONS, INC.

By: /s/ Dean L. Julia
Dean L. Julia
Co-Chief Executive Officer

/s/ Michael D. Trepeta

Michael D. Trepeta, Executive